EXHIBIT 99.1

       DRS Technologies Reports Record Fourth Quarter and Fiscal
   Year Results; Revenues and Net Earnings up 48%, Operating Income
                          up 55% for the Year

    PARSIPPANY, N.J.--(BUSINESS WIRE)--May 14, 2004--

               Bookings and Backlog Reach Record Highs;
                  Company Raises Fiscal 2005 Guidance

    DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the fourth quarter and fiscal year ended March 31, 2004. Results for both periods included significant gains in revenues, operating income, net earnings and free cash flow. Strong new orders for products and services increased funded backlog at year-end to the highest level in the company's history.

    Fiscal 2004 Results

    Fiscal 2004 revenues were $1.0 billion, a 48 percent increase over revenues of $675.8 million for last year. Record revenues for the fiscal year primarily were attributable to strong organic growth, the benefit of a full year of sales from businesses acquired in fiscal 2003 and the company's acquisition of Integrated Defense Technologies, Inc. (IDT) completed during the third quarter of fiscal 2004. Organic revenue growth accounted for approximately 9 percent of the increase in the fiscal year.
    Operating income of $104.9 million was 55 percent higher than the $67.7 million reported for fiscal 2003. Record operating income for fiscal 2004 was attributable to the higher overall sales volume and the strong performance of the company's operating segments. Operating income as a percentage of sales was 10.5 percent, compared with 10.0 percent for last fiscal year.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $132.0 million for fiscal 2004, 61 percent higher than EBITDA of $81.9 million reported for the comparable period a year earlier. EBITDA as a percentage of sales was 13.2 percent, compared with 12.1 percent for the same period a year earlier.
    Net earnings for fiscal 2004 were 48 percent higher than a year ago at $44.7 million, or $1.80 per diluted share, on 24.8 million weighted average diluted shares outstanding. Last year's net earnings were $30.2 million, or $1.58 per diluted share, on 19.1 million weighted average diluted shares outstanding.
    Strong free cash flow (cash flow from operations less capital expenditures) of $77.6 million for fiscal 2004 was 154 percent higher than free cash flow of $30.5 million for fiscal 2003.
    "Fiscal 2004 was an outstanding year for DRS, and we achieved all of our goals," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "This year's accomplishments include:

    -- Record financial results, including excellent free cash flow and strong performance demonstrated by both of our operating segments;

    -- More new business booked than in any previous year, including several competitively won high-value new programs, resulting in funded backlog exceeding $1.2 billion at year-end;

    -- Completion of our largest acquisition to date and significant progress in integrating these new operations into DRS;

    -- Implementation of a new operating structure, which realigned all of our businesses into two operating segments and is designed to ensure that the company operates at peak efficiency; and

    -- Expansion of our credit facility at favorable rates and the completion of a $350 million bond offering of 6.875 percent senior subordinated notes due 2013.

    These successes, paired with strong levels in defense spending expected over the next several years, are providing a bright outlook for our future."

    New Contract Awards and Backlog

    DRS secured a record $298.5 million and $1.07 billion in new orders for products and services during the fourth quarter and fiscal year, respectively, reflecting increases of 36 percent and 48 percent, respectively, over bookings for the comparable prior-year periods. Funded backlog at March 31, 2004 climbed to $1.2 billion, 40 percent above $867.1 million in funded backlog at the end of fiscal 2003.

    New contract awards during the fourth quarter included:

    -- $48 million for power generation, distribution, motor control and propulsion systems primarily for U.S. Navy surface ships, aircraft carriers and submarines. The largest order was associated with the Navy's new DD(X) destroyer program, in addition to strong bookings for nuclear power equipment product lines;

    -- $36 million for electronic warfare (EW), training and control systems and ship networks. The most significant awards were associated with EW simulators for training, testing and evaluation systems that simulate electronic support measures, electronic intelligence and radar warning receiving systems;

    -- $33 million for infrared sighting and targeting systems supporting the U.S. Army and U.S. Navy. The most significant bookings support U.S. Army ground vehicle programs;

    -- $32 million to provide engineering and manufacturing services for combat display systems associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, submarines and aircraft;

    -- $26 million for data collection and processing equipment, including tuners, receivers and signal processing systems, used in U.S. intelligence operations;

    -- $25 million for infrared sensors and advanced electro-optical technology development supporting weapons, remote surveillance, uncooled infrared soldier systems and electronic countermeasures. The largest award was associated with producing a family of light, medium and heavy Thermal Weapon Sights for war fighters;

    -- $23 million for ground vehicle electronic test, diagnostics and energy management systems, including Direct Support Electrical System Test Sets (DSESTS) for use on U.S. Army and National Guard platforms, such as M1A1, M1A2 and M1A2 System Enhancement Program (SEP) Abrams Main Battle Tanks and the M2/M3 family of Bradley Fighting Vehicles;

    -- $21 million for avionics systems, including mission and flight recorders, high- speed digital imaging systems used on aircraft in test flights and formation flying equipment supporting the U.S. Air Force C-17 Globemaster III tactical transport aircraft and U.S. Navy C-130 Hercules aircraft;

    -- $19 million for electronic manufacturing services for aerospace and defense industry customers; and

    -- $17 million for ship communications, data link and broadcast products. The most significant bookings were associated with data link, telephonic and other secure and non-secure communications products.

    Balance Sheet Highlights

    At March 31, 2004, the company had $56.8 million in cash and cash equivalents, reflecting strong fourth quarter cash flow. This strong cash flow enabled the company to prepay $20.0 million of its term loan debt during the fourth quarter. Total debt on March 31, 2004 was $571.8 million, compared with $225.1 million at the end of fiscal 2003, reflecting utilization of the company's credit facility, as well as its offering of $350 million of 6.875 percent senior subordinated notes due 2013 completed during the year.
    DRS used the net proceeds from the offering, together with a portion of its available cash and initial borrowings under an amended and restated credit facility, to fund the acquisition of IDT during the third quarter, to repay certain of the company's and IDT's outstanding indebtedness, and to pay related fees and expenses.

    Fourth Quarter Results

    For the fourth quarter of fiscal 2004, DRS reported record revenues of $347.2 million, 61 percent above revenues of $215.8 million for the same period last year. Higher sales for the period were primarily attributable to the addition of revenues from new operations, as a result of the acquisition of IDT in the third quarter, and increased shipments in the company's tactical computer systems, power systems, and ground and airborne thermal sighting systems. Organic revenue growth was approximately 15 percent in the fourth quarter.
    Operating income for the fourth quarter was a record $38.9 million, 79 percent above the $21.7 million reported for the same period a year earlier. Fourth quarter operating income as a percentage of sales was 11.2 percent, versus 10.1 percent for the same three-month period a year ago. Increased operating income was primarily the result of higher sales overall, the addition of profitable programs from acquisition-related operations, and strong profitability in the company's core technology areas.
    EBITDA for the fourth quarter was $47.7 million, 88 percent higher than the $25.4 million reported for the same period in the prior year. EBITDA as a percentage of sales was 13.7 percent, compared with 11.8 percent for the same period a year earlier.
    Net earnings for the final quarter of fiscal 2004 were up 68 percent to $16.3 million, or $0.60 per diluted share, on 27.4 million weighted average diluted shares outstanding. Net earnings for the same period of fiscal 2003 were $9.7 million, or $0.42 per diluted share, on 22.9 million weighted average diluted shares outstanding.
    Strong free cash flow for the fourth quarter of $55.3 million was 202 percent higher than free cash flow of $18.3 million for the same three months in fiscal 2003.
    "DRS completed fiscal 2004 with an excellent fourth quarter," Mr. Newman commented. "We exceeded our performance targets, delivering strong profitability and cash flow while growing our top line. During this period and the first quarter of fiscal 2005, we also captured some significant multi-year contracts, including the Thermal Weapon Sights and Driver Vision Enhancers, that ensure our position on important new programs for the next several years."

    Segment Results

    DRS's C4I Group reported substantial increases in all major metrics for the fourth quarter of fiscal 2004. Sales of $177.4 million were up 41 percent from $125.5 million a year ago, and operating income of $20.2 million was a 74 percent improvement over the $11.6 million for the same prior-year period. The increases were due primarily to the addition of sales and profitability from operations associated with the company's acquisition of IDT in the third quarter, the benefit of a full three months of operations from two power systems-related acquisitions completed in the fourth quarter of fiscal 2003, and higher organic growth in the tactical computing and power systems businesses. The group's strong 11.4 percent operating margin was a 24 percent improvement over the 9.2 percent operating margin reported for the fourth quarter last year. Quarterly bookings of $159.9 million contributed to record funded backlog of approximately $632.1 million at March 31, 2004, 21 percent above backlog at the same time last year.
    Fourth quarter results for DRS's Surveillance & Reconnaissance Group also reflected increases in sales, operating income, bookings and backlog. Revenues of $169.8 million were up 88 percent from $90.3 million for same quarter in the prior year. Operating income of $18.7 million was 85 percent higher than the $10.1 million reported in the prior-year fourth quarter and reflected a strong operating margin of
11.0 percent. The increases were due primarily to the addition of sales and profitability from operations associated with the company's acquisition of IDT in the third quarter and higher organic growth in the ground and airborne sighting and targeting systems product lines. New orders of $138.6 million during the quarter contributed to a record funded backlog of $583.7 million at March 31, 2004, 70 percent higher than the same time last year.

    Fiscal 2005 and First Quarter Guidance

    The company provided guidance for the first quarter of fiscal 2005, indicating it expects revenues to increase by approximately 50 percent over last year's first quarter to range between $250 million and $260 million. The new company guidance pointed to the continuance of a healthy operating margin, with diluted earnings per share of $0.33 to $0.35 anticipated on approximately 27.6 million weighted average diluted shares outstanding, compared with diluted earnings per share of $0.32 on 22.9 million weighted average diluted shares outstanding for the first quarter of fiscal 2004.
    For the fiscal year ending March 31, 2005, the company increased earlier revenue guidance of $1.20 billion to $1.23 billion and said it now expects full-year sales to range between $1.21 billion and $1.24 billion, an increase of approximately 22 percent over fiscal 2004 sales. The company issued guidance for organic revenue growth of 6 to 8 percent and said it expects an operating margin of 10.5 percent or greater. The company raised its previous guidance of $1.82 to $1.89 in diluted earnings per share and now anticipates a range of $1.90 to $1.95 per diluted share. New guidance increased weighted average diluted shares outstanding from 27.0 million to 27.8 million, compared with 24.8 million in fiscal 2004. The company continues to target free cash flow conversion of at least one times net earnings and thus expects to generate free cash flow in excess of $50 million for fiscal 2005.

    Outlook

    Mr. Newman concluded, "Structured to directly address the military's Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) objectives and strengthened during fiscal 2004 by a sizable acquisition and several important competitively-secured multi-year contracts, we are confident in our ability to successfully execute our strategies in fiscal 2005."
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Friday, May 14, 2004 at 9:30 a.m. EDT. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson CCBN's institutional investor site at http://www.streetevents.com or individual investor center at http://www.fulldisclosure.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                         Three Months Ended March 31,
                                               2004(1)       2003
                                               -------       ----
Revenues                                     $  347.2     $  215.8
Operating Income                             $   38.9     $   21.7
Interest and Related Expenses                $    9.6     $    3.2
Earnings before Income Taxes                 $   28.9     $   17.9
Income Tax Expense                           $   12.5     $    8.2
Net Earnings                                 $   16.3     $    9.7
Net Earnings per Share of Common Stock:
         Basic                               $    .61     $    .43
         Diluted                             $    .60     $    .42
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                   26.9         22.4
         Diluted                                 27.4         22.9

                                              Year Ended March 31,
                                               2004(1)      2003(2)
                                               -------      -------
Revenues                                    $ 1,001.3     $  675.8
Operating Income                            $   104.9     $   67.7
Interest and Related Expenses               $    24.3     $   10.6
Earnings before Income Taxes                $    79.2     $   55.9
Income Tax Expense                          $    34.4     $   25.7
Net Earnings                                $    44.7     $   30.2
Net Earnings per Share of Common Stock:
         Basic                              $    1.84     $   1.64
         Diluted                            $    1.80     $   1.58
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                   24.3         18.4
         Diluted                                 24.8         19.1

(1) Fiscal 2004 and fourth quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc., DRS Signal Solutions (West), DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

(2) Fiscal 2003 results reflect the operations of the Company's DRS Ahead Technology unit and DRS Advanced Programs unit through the dates of sale on May 27, 2002 and November 22, 2002, respectively.


               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                 NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                          Three Months Ended March 31,
Reconciliation of Non-GAAP                     2004(1)        2003
                                               -------      -------
Financial Data:
     Net Earnings                           $    16.3     $    9.7
     Income Taxes                                12.5          8.2
     Interest Income                             (0.1)        (0.3)
     Interest and Related Expenses                9.6          3.2
     Amortization and Depreciation                9.4          4.6
                                               -------      -------
     EBITDA(3)                              $    47.7     $   25.4
     Income Taxes                               (12.5)        (8.2)
     Interest Income                              0.1          0.3
     Interest and Related Expenses               (9.6)        (3.2)
     Changes in Assets and Liabilities,
         Net of Effects from Business
         Combinations and Divestitures           38.4         11.0
     Other, Net                                   0.4          1.3
                                               -------      -------
     Net Cash Provided by
     Operating Activities                   $    64.5     $   26.6
     Capital Expenditures                        (9.2)        (8.3)
                                               -------      -------
     Free Cash Flow(4)                      $    55.3     $   18.3


                                               Year Ended March 31,
Reconciliation of Non-GAAP                     2004(1)      2003(2)
                                               -------      -------
Financial Data:
     Net Earnings                           $    44.7     $   30.2
     Income Taxes                                34.4         25.7
     Interest Income                             (0.7)        (1.3)
     Interest and Related Expenses               24.3         10.6
     Amortization and Depreciation               29.3         16.7
                                               -------      -------
     EBITDA(3)                              $   132.0     $   81.9
     Income Taxes                               (34.4)       (25.7)
     Interest Income                              0.7          1.3
     Interest and Related Expenses              (24.3)       (10.6)
     Changes in Assets and Liabilities,
         Net of Effects from Business
         Combinations and Divestitures           23.3          0.7
     Other, Net                                   5.3          4.4
                                               -------      -------
     Net Cash Provided by
     Operating Activities                   $   102.6     $   52.0
     Capital Expenditures                       (25.0)       (21.5)
                                               -------      -------
     Free Cash Flow(4)                      $    77.6     $   30.5


(1) Fiscal 2004 and fourth quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc., DRS Signal Solutions (West), DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

(2) Fiscal 2003 results reflect the operations of the Company's DRS Ahead Technology unit and DRS Advanced Programs unit through the dates of sale on May 27, 2002 and November 22, 2002, respectively.

(3) The Company defines EBITDA as net earnings before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash from operating activities. The table above presents the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we defined it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(4) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital.


               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                   OTHER FINANCIAL DATA (UNAUDITED)
                             ($ Millions)


                                 Three Months Ended      Year Ended
                                      March 31,           March 31,
                                    2004     2003       2004     2003
                                 -------  -------   --------  -------
Organic Growth Calculation:
  Total Revenues                 $ 347.2  $ 215.8  $ 1,001.3  $ 675.8
  Less Revenues from
   Acquisitions Owned Less
   Than One Year                   (98.3)       -     (276.4)       -
  Less Revenues from
   Divestitures                        -        -          -     (9.9)
  Other Adjustments                    -        -          -     (0.5)
                                 -------  -------   --------  -------
  Organic Revenues               $ 248.9  $ 215.8   $  724.9  $ 665.4
  Organic Revenue Growth(1)         15.3%                8.9%


(1) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported sales from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.


               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
              FOURTH QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                          Three Months Ended March 31,
Revenues                                         2004        2003(3)
---------------------------------------------------------------------
C4I Group(1)                                $   177.4     $  125.5
Surveillance & Reconnaissance Group(2)          169.8         90.3
------------------------------------------------------------------
Consolidated                                $   347.2     $  215.8
------------------------------------------------------------------

Operating Income
C4I Group(1)                                $    20.2     $   11.6
Surveillance & Reconnaissance Group(2)           18.7         10.1
------------------------------------------------------------------
Consolidated                                $    38.9     $   21.7
------------------------------------------------------------------

Operating Margin
C4I Group(1)                                     11.4%         9.2%
Surveillance & Reconnaissance Group(2)           11.0%        11.2%
Consolidated                                     11.2%        10.1%
------------------------------------------------------------------

Bookings
C4I Group(1)                                $   159.9     $  130.3
Surveillance & Reconnaissance Group(2)          138.6         89.4
------------------------------------------------------------------
Consolidated                                $   298.5     $  219.7
------------------------------------------------------------------

Backlog
C4I Group(1)                                $   632.1     $  524.0
Surveillance & Reconnaissance Group(2)          583.7        343.1
------------------------------------------------------------------
Consolidated                                $ 1,215.8     $  867.1
------------------------------------------------------------------

(1) Fiscal 2004 fourth quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc. and DRS Signal Solutions (West) units, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

(2) Fiscal 2004 fourth quarter results include the operations of the Company's DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

(3) Fiscal 2003 fourth quarter results were adjusted to conform to the Company's current operating structure.


               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               FISCAL YEAR SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                              Year Ended March 31,
Revenues                                         2004        2003(4)
                                                 ----        -------
C4I Group(1)                                $   559.4     $  349.5
Surveillance & Reconnaissance Group(2)          441.9        316.4
Other(3)                                            -          9.9
------------------------------------------------------------------
Consolidated                                $ 1,001.3     $  675.8
------------------------------------------------------------------

Operating Income (Loss)
C4I Group(1)                                $    59.5     $   33.5
Surveillance & Reconnaissance Group(2)           45.4         36.1
Other(3)                                            -         (1.9)
------------------------------------------------------------------
Consolidated                                $   104.9     $   67.7
------------------------------------------------------------------

Operating Margin
C4I Group(1)                                     10.6%         9.6%
Surveillance & Reconnaissance Group(2)           10.3%        11.4%
Other(3)                                            -        (19.2%)
Consolidated                                     10.5%        10.0%
------------------------------------------------------------------

Bookings
C4I Group(1)                                $   583.5     $  413.2
Surveillance & Reconnaissance Group(2)          484.8        300.9
Other(3)                                            -          9.4
------------------------------------------------------------------
Consolidated                                $ 1,068.3     $  723.5
------------------------------------------------------------------

Backlog
C4I Group(1)                                $   632.1     $  524.0
Surveillance & Reconnaissance Group(2)          583.7        343.1
------------------------------------------------------------------
Consolidated                                $ 1,215.8     $  867.1
------------------------------------------------------------------

(1) Fiscal 2004 results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal
    Solutions, Inc. and DRS Signal Solutions (West) units, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

(2) Fiscal 2004 results include the operations of the Company's DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy
    Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

(3) Fiscal 2003 results reflect the operations of the Company's DRS Ahead Technology unit and DRS Advanced Programs unit through the dates of sale on May 27, 2002 and November 22, 2002, respectively.

(4) Fiscal 2003 results were adjusted to conform to the Company's current operating structure.


               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                SEGMENT RESULTS FOR PREVIOUS QUARTERS
    ADJUSTED TO CONFORM TO CURRENT OPERATING STRUCTURE (UNAUDITED)
                             ($ Millions)

                               Three Months Ended
                   June 30,       September 30,        December 31,
             2003(4) 2002(2,3,4) 2003(4) 2002(3,4) 2003(1,4) 2002(3,4)
Revenues
C4I Group      $  94.2  $  48.1  $ 122.2  $  81.0  $   165.5  $  95.0
Surveillance &
 Reconnaissance
 Group            73.0     78.7     84.0     76.7      115.1     70.7
Other                -     (4.4)       -      3.5          -      1.8
----------------------------------------------------------------------
Consolidated   $ 167.2  $ 131.2  $ 206.2  $ 161.2  $   280.6  $ 167.5
----------------------------------------------------------------------

Operating
 Income
C4I Group      $  10.2  $   4.0  $  12.3  $   7.2  $    16.9  $  10.6
Surveillance &
 Reconnaissance
 Group             6.2      9.6      8.9     10.2       11.5      6.1
Other (Loss)         -     (0.9)       -     (0.7)         -     (0.2)
----------------------------------------------------------------------
Consolidated   $  16.4  $  12.7  $  21.2  $  16.7  $    28.4  $  16.5
----------------------------------------------------------------------

Operating
 Margin
C4I Group         10.8%     8.3%    10.1%     8.9%      10.2%    11.2%
Surveillance &
 Reconnaissance
 Group             8.5%    12.2%    10.6%    13.3%      10.0%     8.7%
Other                -    (20.5%)       -   (19.7%)         -  (11.3%)
Consolidated       9.8%     9.7%    10.3%    10.4%      10.1%     9.9%
----------------------------------------------------------------------

Bookings
C4I Group      $ 113.1  $  54.9  $ 136.2  $  80.8  $   174.3  $ 147.3
Surveillance &
 Reconnaissance
 Group            80.3     77.5     84.6     48.1      181.4     86.0
Other                -      6.8     (0.3)     1.7        0.2      0.8
----------------------------------------------------------------------
Consolidated   $ 193.4  $ 139.2  $ 220.5  $ 130.6  $   355.9  $ 234.1
----------------------------------------------------------------------
Backlog
C4I Group      $ 549.3  $ 236.6  $ 563.7  $ 317.3  $   659.4  $ 498.7
Surveillance &
 Reconnaissance
 Group           344.5    366.1    336.3    328.4      612.6    344.9
Other                -      7.7     (0.3)     5.8          -      0.4
----------------------------------------------------------------------
Consolidated   $ 893.8  $ 610.4  $ 899.7  $ 651.5  $ 1,272.0  $ 844.0
----------------------------------------------------------------------

(1) Fiscal 2004 third quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc., DRS Signal Solutions (West), DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. on November 4, 2003.

(2) Fiscal 2003 first quarter results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.

(3) Fiscal 2003 first, second and third quarter results reflect the operations of the Company's DRS Advanced Programs unit through the date of sale on November 22, 2002.

(4) Fiscal 2004 and 2003 results were adjusted to conform to the Company's current operating structure.


    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500